RELOCATION AGREEMENT
     AGREEMENT dated as of October 1, 2007 (the “Effective Date”) between BRIGHTPOINT, INC., an Indiana corporation (the “Employer” or the “Company”), and Michael K. Milland (the “Executive”).
W I T N E S S E T H :
     WHEREAS, the Employer desires to employ (the “Employment”) the Executive as its Co-Chief Operating Officer and President, International Operations as more fully set forth in the Amended and Restated Employment Agreement between the parties hereto of even date herewith (the “Employment Agreement”); and
     WHEREAS, as a condition of the Employment the Executive was required to relocate himself and his family from Denmark to the United States, more specifically, the State of Indiana; and
     WHEREAS, to induce the Executive to accept the Employment the Employer has agreed to provide the Executive with certain relocation benefits upon the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Executive hereby agree as follows:
1.	Term. For the lesser of (i) so long as the Executive remains employed by the employer pursuant to the terms of the Employment Agreement and resides in the State of Indiana, and (ii) three years from the Effective Date (the “Benefit Period”), the Executive shall be entitled to receive the following benefits (the “Relocation Benefits”):
a)	A housing allowance in the amount of $60,000 per annum payable by the Employer in twelve monthly installments;

b)	The Executive’s choice of (i) a relocation payment in the amount of $45,000 per annum payable by the Employer in twelve monthly installments, designed to defray various costs associated with the relocation of the Executive and his family and in lieu of certain other benefits the Executive used to receive under his prior employment contract or, (ii) participation by the Executive and his family in the Company’s group health insurance program together with a relocation payment in the amount of $45,000 per annum, less the annual cost of the group health insurance program premium for the Executive and his family. If the Executive chooses option (i) in this section, neither he nor his family will participate in the Company’s group health insurance program and the Executive will be solely responsible for obtaining health insurance for himself and his family.
c)	Annual paid family trips to Europe in an annual aggregate amount not to exceed $20,000, provided that the timing of such trip receives the prior approval of the Chief Executive Officer of the Company;

d)	An education stipend to be used to pay school tuition for the Executive’s children in an aggregate amount not to exceed $24,020 per annum payable by the Employer in twelve monthly installments (subject to reasonable adjustments to reflect actual tuition increases);

e)	The Company shall arrange and pay for professional tax advice for the Executive in relation to the preparation of his home country, Indiana state and United States personal income taxes on an annual basis. The provider of such professional services will be appointed by the Company.
2.	Reimbursement of Expenses. The Company will reimburse or pay directly the reasonable costs associated with (i) moving the Executive’s household goods to his final destination in the United States and (ii) travel expenses relating to the Executive’s family’s travel to the United States. For the sake of clarity, this will be a one-time reimbursement or payment relating only to the Executive’s initial move to the United States in the fall of 2007.

3.	End of Term/Termination. The parties agree that at the end of the Term (as defined in Section 1 of this Agreement) the Company will review whether this agreement shall be extended for an additional period, which determination shall be made at the sole discretion of the Company’s Compensation and Human Resources Committee.

4.	General. This Agreement is further governed by the following provisions:
a)	Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Employer:	Brightpoint, Inc.
2601 Metropolis Parkway
Plainfield, Indiana 46168
Attn: General Counsel

To the Executive:	Michael K. Milland
[Home Address Omitted]
b)	Parties in Interest. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

c)	Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the Relocation Benefits and contains all of the covenants and agreements between the parties with respect to such benefits. Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event any of the terms of this Agreement conflict with any of the terms of the Employment Agreement, the terms of the Employment Agreement shall govern.

d)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to conflicts of law principles. Executive agrees to and hereby does submit to jurisdiction before any state or federal court of record in Marion County, Indiana, or in the state and county in which such violation may occur, at Employer’s election.

e)	Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

f)	Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BRIGHTPOINT, INC.

By:	/s/ Robert J. Laikin
Robert J. Laikin, Chairman of the Board and Chief Executive Officer

/s/ Michael K. Milland

Michael K. Milland